CERTIFICATE OF COMPLIANCE


         The undersigned hereby certifies that she is the duly elected and acting Assistant Treasurer of Southern California Edison Company, as servicer (the "Servicer") under the Transition Property Servicing Agreement dated as of December 11, 1997 (the "Servicing Agreement") between the Servicer and SCE Funding LLC (the "Note Issuer") and further that:

 1. A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended June 30, 1999 has been made under the supervision of the undersigned pursuant to
      Section 3.03 of the Servicing Agreement; and

 2. To the best of the undersigned's knowledge, based on such review, the Servicer has fulfilled all of its material obligations in all material respects under the Servicing Agreement throughout the twelve months ended June 30, 1999, except for those material defaults in the fulfillment of material obligations listed on Annex A hereto.

 Executed this 30th day of September, 1999.


                               SOUTHERN CALIFORNIA EDISON COMPANY



                              By:  Mary Simpson
                              -----------------------------------------------
                                   Mary Simpson
                                   Assistant Treasurer

                                     ANNEX A
                                       TO
                            CERTIFICATE OF COMPLIANCE

                            LIST OF SERVICER DEFAULTS



The following material defaults known to the undersigned occurred during the year ended December 31, 1999.

Nature of Default                                            Status
-----------------                                            ------
None